Exhibit (d)(7)
Option #___
(POST SPLIT)
NONQUALIFIED STOCK OPTION AGREEMENT
     AMERICAN HOMEPATIENT, INC. (the “Corporation”), a Delaware corporation, hereby grants to ____________ (“Holder”) an option to purchase from the Corporation ____________ (______) fully paid and nonassessable shares of the common stock, $.01 par value, of the Corporation at an exercise price of $_________ per share. This option has been granted pursuant to the Amended and Restated 1991 Nonqualified Stock Option Plan (the “Plan”) of the Corporation adopted by its Board of Directors on February 25, 2004, and is subject to all of the terms, conditions and provisions of the Plan. A copy of the Plan is attached hereto and made a part of this Option Agreement as if fully set out herein. The ability to exercise some or all of the options granted may be contingent upon obtaining the requisite approval of the Corporation’s shareholders to increase the number of shares of common stock issuable under the Plan.
     This option shall be exercisable by the Holder in whole or in part as set forth in the chart below, but in no case may the Holder exercise this option for a fraction of a share. No option will be exercisable after the expiration date set forth below.

Number of Shares	Vesting Date	Expiration Date
____________	One-Third (1/3) on ______	____________
One-Third (1/3) on ______
One-Third (1/3) on ______
     The Holder may exercise the option granted hereunder, in whole or in part, by giving not less than five (5) days’ written notice of exercise to the Corporation, specifying the number of shares to be purchased and the person in whose name the stock certificate or certificates for shares of common stock is to be registered, signed by the Holder, and accompanied by payment of the full purchase price therefor. The option price shall be payable immediately upon the exercise of this option in United States dollars, paid in cash or by check, with unrestricted shares of Common Stock of the Corporation valued at Fair Market Value on the date of exercise of this option, or a combination thereof.
     The number of shares of common stock covered by this option shall be subject to adjustment in accordance with the terms of the Plan. To the extent any such adjustment relates to stock or securities of the Corporation, the adjustment shall be made by the Board of Directors, whose determination shall be conclusive.
     The Holder shall have no rights as a stockholder of the Corporation with respect to any shares covered by this option until the date of issuance of a stock certificate to him pursuant to exercise of this option, in whole or in part. Except as expressly provided in the Plan, the Holder shall have no rights by reason of any subdivision or combination of shares of stock of any class, or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class, or any such spin-off or spin-out of assets, or by reason of any dissolution, liquidation, merger, consolidation or distribution to the Corporation’s shareholders of assets or stock of another corporation. Any issue by the Corporation of shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock subject to this option.
     The grant of this option shall not affect in any way the right or power of the Corporation to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Corporation, any issue of debt or equity securities having preferences or priorities as to the common stock or the rights thereof, the dissolution or liquidation of the Corporation, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.
     The Corporation shall have the authority to make reasonable constructions of the Plan and of this option, to correct any defect or supply any omission or reconcile any inconsistency in this option, and to prescribe reasonable rules and regulations relating to the administration of this option and other similar options granted under the Plan.
Granted as of this ______ day of _______________, 20___.

HOLDER:	AMERICAN HOMEPATIENT, INC.

By:

Title:

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